Exhibit 99.2

                      SECOND AMENDMENT TO CREDIT AGREEMENT

      THIS SECOND AMENDMENT TO CREDIT AGREEMENT ("Amendment") is entered into as of March 30, 2000, by and among DISPATCH MANAGEMENT SERVICES CORP., a Delaware corporation (the "Borrower"), each of the Borrower's Material Subsidiaries (individually a "Guarantor" and collectively the "Guarantors"), the Lenders party to the Credit Agreement defined below (the "Lenders") and BANK OF AMERICA, N.A., formerly NationsBank, N.A., as Administrative Agent (the "Administrative Agent") for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

                                    RECITALS

      WHEREAS, the Borrower, the Guarantors, the Administrative Agent, and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of April 8, 1999, as amended by a First Amendment to Credit Agreement and Waiver Agreement dated August 31, 1999 (as amended, modified, supplemented, extended or restated from time to time, the "Credit Agreement");

      WHEREAS, Banc of America Securities LLC has acted as Sole Lead Arranger and Sole Book Manager with respect to the Credit Agreement;

      WHEREAS, the Credit Parties have requested that the Lenders agree to amend certain terms of the Credit Agreement; and

      WHEREAS, the Administrative Agent and Lenders have agreed to such amendments, subject to the conditions and as more fully set forth below.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Banc of America Securities LLC shall act as Sole Lead Arranger and Sole Book Manager with respect to the Credit Agreement, as amended by this Amendment.

      2. The pricing grid set forth in the definition of "Applicable Percentage" set forth in Section 1.1 of the Credit Agreement is amended and restated to read as follows:

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                              Applicable                         Applicable
                            Percentage For     Applicable      Percentage For
Pricing    Leverage          Eurocurrency    Percentage For   Letter of Credit
Level       Ratio                Loans       Base Rate Loans        Fees
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  I    <= 2.0 to 1.0             1.75%               0%              1.75%
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  II   <= 2.75 to 1.0 but
       >2.0 to 1.0               2.25%               0%              2.25%
--------------------------------------------------------------------------------
 III   <= 3.25 to 1.0 but
       >2.75 to 1.0              3.00%             .50%              2.50%
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  IV   <= 3.75 to 1.0 but
       >3.25 to 1.0              3.375%           1.00%              2.50%
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  V    <= 4.00 to 1.0 but
       >3.75 to 1.0              3.50%            1.25%              2.50%
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  VI   > 4.00 to 1.0             3.75%            1.50%              2.50%
================================================================================

      3. The definition of "Capital Market Event" is hereby added to Section 1.1 of the Credit Agreement to read as follows:

            "Capital Market Event" means any merger or acquisition involving a Credit Party or any private or public placement of debt or equity by any Credit Party in which the total value of such event exceeds $15,000,000.

      4. The definition of "Interest Coverage Ratio" set forth in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

            "Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) EBITDA for the twelve month period ending on such date to
      (b) Interest Expense for the twelve month period ending on such date.

      5. The definition of "Leverage Ratio" set forth in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

            "Leverage Ratio" means, as of any date of determination, the ratio of (a) total Funded Debt on such date plus Seller Obligations consisting of cash obligations outstanding on such date minus Indebtedness incurred in connection with a Capital Market Event which is subordinated to the Credit Party Obligations on terms reasonably satisfactory to the Administrative Agent and is outstanding on such date to (b) EBITDA for the twelve month period ending on such date.

      6. The definition of "Maturity Date" set forth in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

            "Maturity Date" means May 31, 2001.

      7. The definition of "Revolving Committed Amount" set forth in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

            "Revolving Committed Amount" means SEVENTY-SIX MILLION EIGHT HUNDRED EIGHTY-NINE THOUSAND FIVE HUNDRED THIRTY-THREE DOLLARS

      AND 98/100 ($76,889,533.98) or such lesser amount as the Revolving Committed Amount may be reduced pursuant to Section 2.1(d).

      8. Section 2.1(d)(i) and (ii) of the Credit Agreement are amended and restated in their entirety to read as follows:

      2.1 Revolving Loans.

                                   **********

            (d) Reduction of Revolving Committed Amount.

                  (i) Independent of any other reduction of the Revolving
            Committed Amount, the Revolving Committed Amount shall be reduced by $150,000 on the last day of each month from the period beginning April 30, 2000 through November 30, 2000 and by $300,000 on the last day of each month beginning December 31, 2000 and for each month thereafter. The outstanding Revolving Loans shall be prepaid, if necessary, in the amount necessary to give effect to such reduction in the Revolving Committed Amount and such prepayment shall be applied in accordance with the terms of Section 3.3(c). No reduction of the Revolving Committed Amount shall be required on February 29, 2000 or March 31, 2000.

                  (ii) Independent of any other reduction of the Revolving
            Committed Amount, with respect to the sale of any business or assets of a Credit Party or its Subsidiaries permitted pursuant to the terms of Section 8.5(f), the Revolving Committed Amount shall be reduced by the amount of the net proceeds from such sale that the Credit Parties are not entitled to retain pursuant to the terms of the second paragraph of Section 8.5.

      9. Section 7.1(c) of the Credit Agreement is amended and restated in its entirety to read as follows:

      7.1 Information Covenants.

      The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

                                   **********

            (c) Monthly and Weekly Reports. As soon as available, and in any event (i) within 30 days after the end of each calendar month, (A) a summary of aged accounts receivable as of the end of such month; (B) a monthly operating statement and balance sheet including comparisons to the budget of the Credit Parties; and (C) such other monthly reports as reasonably requested by the Administrative Agent or the Lenders and (ii) within 7 days after the end of each week, such weekly reports as reasonably requested by the Administrative Agent or the Lenders.

                                   **********

      10. Section 7.2 of the Credit Agreement is amended by amending and restating subsections (b), (c) and (d) in their entirety and by adding new subsection (e) to read as follows:

      7.2 Financial Covenants.

                                   **********

            (b) Collateral Coverage Ratio. The Collateral Coverage Ratio, as of the last day of each calendar month, shall be greater than or equal to 35%.

            (c) Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be greater than or equal to 2.25:1.

            (d) Minimum Net Income. Net Income of the Borrower and its Subsidiaries on a consolidated basis (before taxes and excluding the effects of any extraordinary or other non-recurring gains - including any gain from the sale of property - or one-time non-cash losses), for the two month period ending as of the last day of each calendar month, shall be greater than zero.

            (e) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be less than or equal to the ratio shown below for the period corresponding thereto:

            March 31, 2000 through September 29, 2000       4.50:1
            September 30, 2000 through December 30, 2000    4.25:1
            December 31, 2000 through the Maturity Date     4.00:1

      11. A new Section 7.17 is hereby added to the Credit Agreement to read as follows:

            7.17 Capital Market Event.

            On or before June 30, 2000, the Borrower shall engage an investment bank reasonably acceptable to the Required Lenders to pursue a Capital Market Event. The Borrower will cause such investment bank or other party reasonably acceptable to the Required Lenders to provide to the Required Lenders, on or before October 15, 2000, a term sheet pertaining to a Capital Market Event. A Capital Market Event shall take place no later than December 31, 2000. If the Credit Party Obligations are not paid in full with the proceeds received by the Credit Parties from such Capital Market Event (and this Credit Agreement is not terminated in connection therewith), concurrently with such Capital Market Event the Borrower shall provide to the Lenders a recapitalization plan satisfactory in form and scope to the Required Lenders in their sole discretion.

      12. Section 8.1 of the Credit Agreement is hereby amended by adding a new subsection (j) and by making the appropriate punctuation changes to read as follows:

      8.1 Indebtedness.

            (f) Indebtedness arising from the settlement of any claims or other litigation between the Internal Revenue Service and any Credit Party; provided that, after giving effect to the incurrence of such Indebtedness on a pro forma basis, (i) no Default or Event of Default shall exist and
      (ii) the Credit Parties shall be in compliance with the financial covenants set forth in Section 7.2.

      13. Section 8.4 of the Credit Agreement is hereby amended by adding new subsections (f) and (g) and by making the appropriate punctuation changes to read as follows:

      8.4 Consolidation and Merger.

            No Credit Party will, nor will it permit any Subsidiary to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself; provided that a Credit Party or a Subsidiary of a Credit Party may merge or consolidate with or into anther Person if the following conditions are satisfied:

                                   **********

            (f) the merger or consolidation shall have been approved in writing by the Required Lenders; and

            (g) without the consent of the Required Lenders, the Credit Parties shall not have expended more than $250,000 in pursuing and negotiating the merger or consolidation.

      14. Section 8.5 of the Credit Agreement is amended by adding a new paragraph, after the first paragraph and before the second paragraph, to read as follows:

      8.5 Sale or Lease of Assets.

                                   **********

            In the event any of the business or assets of a Credit Party or its Subsidiaries are sold pursuant to Section 8.5(f), the Credit Parties shall be entitled to retain fifty percent (50%) of the net proceeds of such sales, up to a maximum of $3,500,000 in the aggregate for all sales permitted pursuant to Section 8.5(f), for reinvestment in the ordinary course of business, so long as the Borrower delivers an officer's certificate to the Administrative Agent (i) certifying as to the proposed use of such proceeds and (ii) demonstrating calculations of the financial covenants set forth in Section 7.2 after giving effect to such sale on a pro forma basis and that such sale is accretive to the Credit Parties' compliance with such financial covenants, such officer's certificate to be in form and substance satisfactory to the Required Lenders in their sole discretion.

                                   **********

      15. Section 9.1 of the Credit Agreement is hereby amended by adding new sections (l) and (m) to read as follows:

      9.1 Events of Default.

      An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

                                   **********

            (l) Change of Key Officers. Either (i) H. Steve Swink shall cease to be Chief Executive Officer of the Borrower or (ii) Marko Bogoievski shall cease to be Chief Financial Officer of the Borrower and a replacement Chief Executive Officer or Chief Financial Officer, as applicable, satisfactory to the Required Lenders in their sole discretion is not appointed within ninety (90) days after the date either Mr. Swink or Mr. Bogoievski ceases to hold his respective office.

            (m) Material Adverse Effect. A Material Adverse Effect shall have occurred.

      16. Schedule 6.30 of the Credit Agreement is hereby amended and replaced by the Schedule 6.30 attached hereto.

      17. Conditions Precedent.

      The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions:

            (a) The Administrative Agent shall have received copies of this Amendment duly executed by the Credit Parties and the Lenders.

            (b) The Administrative Agent shall have received copies of resolutions of the Board of Directors of each Credit Party approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in full force and effect as of the date hereof.

            (c) The Administrative Agent shall have received an opinion of counsel to the Credit Parties in form and substance satisfactory to the Administrative Agent.

            (d) The Administrative Agent shall have received such other documents and information as it reasonably deems necessary.

      18. Miscellaneous.

            (a) The term "Credit Agreement" as used in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as herein specifically agreed, the Credit Agreement, and the obligations of the Credit Parties thereunder and under the other Credit Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms, including, without limitation, (i) the liens and security interests granted under the Credit Documents and (ii) the obligations of the Guarantors under the Credit Documents. Without limiting the foregoing, the Guarantors hereby reaffirm their obligations under the Credit Documents and agree that their obligations thereunder are not amended, modified or reduced by the terms of this Amendment.

            (b) Each of the Credit Parties represents and warrants as follows:

                  (i) It has taken all necessary action to authorize the
            execution, delivery and performance of this Amendment.

                  (ii) This Amendment has been duly executed and delivered by such Credit Party and constitutes such Credit Party's legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and
            (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  (iii) No consent, approval, authorization or order of, or
            filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Credit Party of this Amendment.

                  (iv) The representations and warranties of such Credit Party set forth in Section 6 of the Credit Agreement are true and correct as of the date hereof.

                  (v) No event has occurred and is continuing which constitutes a Default or an Event of Default.

            The Credit Parties acknowledge that if any of the foregoing representations and warranties shall prove to be untrue in any material respect as of the date hereof, an Event of Default under Section 9.1(b) of the Credit Agreement shall exist.

            (c) In consideration of the Lenders entering into this Amendment, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender (based on each Lender's Revolving Loan Commitment percentage of the Revolving Committed Amount (as amended by this Amendment)), a one time fee of 0.75% of the Revolving Committed Amount (the "Amendment Fee"). The Amendment Fee shall be due and payable on the earlier of (i) December 15, 2000 or (ii) the occurrence of a Capital Market Event.

            (d) In consideration of the Administrative Agent and the Lenders entering this Amendment, each of the Credit Parties hereby releases the Administrative Agent, the Lenders, and the Administrative Agent's and the Lenders' respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof.

            (e) The Borrower agrees to pay Bank of America, N.A. all fees that it is obligated to pay pursuant to the terms of that certain Fee Letter, dated as of March 20, 2000, between the Borrower and Bank of America, N.A. on the dates such fees are due and payable.

            (f) This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

            (g) This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

            (h) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            (i) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

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